Exhibit 99.1

Dramatic Growth in Debt Brokerage and Property Sales

Drives Walker & Dunlop’s Q4 Results

FOURTH QUARTER 2021 HIGHLIGHTS

●	Record total transaction volume of $27.1 billion, up 91% from Q4’20
●	Record total revenues of $407.2 million, up 16% from Q4’20
●	Net income of $79.9 million and diluted earnings per share of $2.42, down 4% and 7%, respectively, from Q4’20
●	Record adjusted EBITDA[1] of $109.7 million, up 89% from Q4’20
●	Servicing portfolio of $115.7 billion at December 31, 2021, up 8% from December 31, 2020
●	Completed the acquisition of Alliant Capital (“Alliant”)
●	Increased quarterly dividend by 20% to $0.60 per share

FULL-YEAR 2021 HIGHLIGHTS

●	Record total transaction volume of $68.2 billion, up 66% from 2020
●	Record total revenues of $1.3 billion, up 16% from 2020
●	Record net income of $265.8 million, up 8% from 2020 and diluted earnings per share of $8.15 up 6% from 2020
●	Record adjusted EBITDA[1] of $309.3 million, up 43% from 2020

Bethesda, MD – February 3, 2022 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported record total revenues of $407.2 million for the fourth quarter of 2021, an increase of 16% year over year. Net income for the fourth quarter of 2021 was $79.9 million or $2.42 per diluted share, down 4% and 7%, respectively, from the fourth quarter of 2020. Fourth quarter 2021 adjusted EBITDA1 was a record of $109.7 million, up 89% over the same period in 2020. Total transaction volume in the fourth quarter of 2021 was also a record of $27.1 billion, up 91% from the fourth quarter of 2020. The Company’s Board of Directors authorized a 20% increase in the quarterly dividend to $0.60 per share.

“Our continued investments in people, brand, and technology produced exceptional fourth quarter and full year financial performance for Walker & Dunlop,” commented Willy Walker, Chairman and CEO. “Record quarterly financial results, including total transaction volume of $27 billion, up 91% year over year, and total revenues of $407 million, up 16%, were driven by the continued strength of our debt brokerage and property sales operations, reflecting the transformation of Walker & Dunlop from a mortgage-centric finance company into a technology-enabled financial services firm. This resulted in dramatic adjusted EBITDA growth of 89% to $110 million, a record by a wide margin.”

Mr. Walker continued, “On top of generating incredible financial results, we made three highly strategic investments during 2021 in TapCap, Zelman & Associates, and Alliant Capital, further expanding the breadth of our platform to make significant progress towards our Drive to ’25 objectives. We are carrying strong momentum into 2022 with our expectation that the talented professionals we have recruited to W&D, the brand we have built, and the implementation of valuable technology solutions will allow us to continue to grow even faster in the future.”

Fourth quarter 2021 Earnings Release

FOURTH QUARTER 2021 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q4 2021	Q4 2020	$ Variance	% Variance
Fannie Mae	$2,585,100	$3,891,649	$(1,306,549)	(34)%
Freddie Mac	1,546,883	2,685,359	(1,138,476)	(42)
Ginnie Mae - HUD	523,899	844,221	(320,322)	(38)
Brokered (2)	12,684,294	3,768,689	8,915,605	237
Principal Lending and Investing (3)	474,873	152,831	322,042	211
Debt financing volume	$17,815,049	$11,342,749	$6,472,300	57%
Property sales volume	9,287,312	2,846,276	6,441,036	226
Total transaction volume	$27,102,361	$14,189,025	$12,913,336	91%

Discussion of Results:

●	Record brokered volume in the fourth quarter of 2021 reflects the significant growth in our team of bankers, continued market demand for all commercial real estate property types, and the impacts of our investments in people, brand and technology. We continue to see a benefit from our investments in acquiring and recruiting commercial mortgage bankers and the significant amount of capital being invested into U.S. commercial real estate.
●	The increase in principal lending and investing volume, which includes interim loans, originations for Walker & Dunlop Investment Partners (“WDIP”) separate accounts, and interim lending for our joint venture with Blackstone Mortgage Trust, was due to a more positive view of the credit markets in Q4 2021 compared to the pandemic-impacted market of Q4 2020 and our team working closely with our capital partners to deploy capital.
●	Record property sales volume increased 226% in the fourth quarter of 2021 due to the significant growth in our property sales team over the past year in key markets and strong investor appetite for multifamily assets.
●	GSE debt financing volumes decreased by 37% in the fourth quarter of 2021 compared to the fourth quarter of 2020, driven by an overall decrease in GSE lending activity in the market. Despite the overall lower GSE lending volumes during the quarter, our GSE market share has remained consistent with historical levels at 11.6%.

MANAGED PORTFOLIO
(dollars in thousands)	Q4 2021	Q4 2020	$ Variance	% Variance
Fannie Mae	$53,401,457	$48,818,185	$4,583,272	9%
Freddie Mac	37,138,836	37,072,587	66,249	-
Ginnie Mae - HUD	9,889,289	9,606,506	282,783	3
Brokered	15,035,439	11,419,372	3,616,067	32
Principal Lending and Investing	235,543	295,322	(59,779)	(20)
Total Servicing Portfolio	$115,700,564	$107,211,972	$8,488,592	8%
Assets under management	16,437,865	1,816,421	14,621,444	805
Total Managed Portfolio	$132,138,429	$109,028,393	$23,110,036	21%
Weighted-average servicing fee rate (basis points)	24.9	24.0
Weighted-average remaining servicing portfolio term (years)	9.2	9.4

Discussion of Results:

●	Our servicing portfolio continues to grow steadily due to our Agency debt financing volumes and the increase in brokered debt.
●	During the fourth quarter of 2021, we added $1.8 billion of net loans to our servicing portfolio, and over the past 12 months, we added $8.5 billion of net loans to our servicing portfolio, 55% of which were Fannie Mae and Freddie Mac loans.
●	Only $5.4 billion of Agency loans in our servicing portfolio, representing 5% of the total portfolio, with a relatively low weighted-average servicing fee of 19.5 basis points, are scheduled to mature over the next two years.

Fourth quarter 2021 Earnings Release

●	The increase in the overall weighted-average servicing fee was primarily due to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year, coupled with a higher weighted-average servicing fee on Fannie Mae debt financing volumes over the past year.
●	We added net mortgage servicing rights (“MSRs”) from originations of $24.9 million in the quarter and $91.9 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $1.3 billion as of December 31, 2021, compared to $1.1 billion as of December 31, 2020.
●	Assets under management (“AUM”) as of December 31, 2021 consisted of $14.3 billion of assets managed by Alliant, $1.3 billion of loans and funds managed by WDIP and $848.2 million of loans in our interim lending joint venture. The year-over-year increase in AUM is driven by the addition of Alliant’s AUM to our portfolio upon closing the acquisition in December 2021.

REVENUES
(dollars in thousands)	Q4 2021	Q4 2020	$ Variance	% Variance
Loan origination and debt brokerage fees, net ("origination fees")	$139,421	$120,956	$18,465	15%
Fair value of expected net cash flows from servicing, net ("MSR income")	77,879	121,566	(43,687)	(36)
Servicing fees	72,808	63,240	9,568	15
Property sales broker fees	54,808	18,180	36,628	201
Net warehouse interest income, LHFS	5,330	5,261	69	1
Net warehouse interest income, LHFI	2,010	1,611	399	25
Escrow earnings and other interest income	2,178	2,566	(388)	(15)
Other revenues	52,755	16,329	36,426	223
Total revenues	$407,189	$349,709	$57,480	16%
Key revenue metrics (as a percentage of debt financing volume):
Origination fee margin (4)	0.80%	1.08%
MSR margin (5)	0.45	1.09
Agency MSR margin (6)	1.67	1.64

Discussion of Results:

●	The increase in origination fees was driven by the substantial increase in overall debt financing volume, which was offset by the decrease in the origination fee margin as shown above. The decrease in origination fee margin was due to a shift in the mix of debt financing volume from 65% Agency loans in the fourth quarter of 2020 to 26% Agency loans in the fourth quarter of 2021. Agency loans typically carry higher origination fees than brokered loans.
●	The decreases in MSR income and MSR margin were primarily related to a 37% decrease in Agency debt financing volume year over year.
●	The $8.5 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, combined with the increase in the servicing portfolio’s weighted-average servicing fee.
●	The increase in property sales broker fees was driven by the 226% increase in property sales volume year over year.
●	Other revenues increased principally due to the additions of fee income from Alliant and Zelman & Associates, with no comparable activity in the prior year. Additionally, prepayment fees increased substantially due to an increase in prepayment activity year over year.

Fourth quarter 2021 Earnings Release

EXPENSES
(dollars in thousands)	Q4 2021	Q4 2020	$ Variance	% Variance
Personnel	$195,670	$157,826	$37,844	24%
Amortization and depreciation	61,405	45,013	16,392	36
Provision (benefit) for credit losses	1,093	5,450	(4,357)	(80)
Interest expense on corporate debt	2,690	1,826	864	47
Other operating expenses	36,484	22,258	14,226	64
Total expenses	$297,342	$232,373	$64,969	28%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	48%	45%
Other operating expenses	9	6

Discussion of Results:

●	The increase in personnel expenses was primarily the result of increased commissions expense due to the increases in origination fees and property sales broker fees during the fourth quarter of 2021.
●	Amortization and depreciation increased as a result of the growth in the average balance of MSRs outstanding year over year and an increase in prepayment activity.
●	The decrease in the provision (benefit) for credit losses was primarily attributable to a decrease in our forecasted loss rate year over year as a result of improved forecasted unemployment rates as of December 31, 2021 compared to December 31, 2020.
●	The increase in other operating expenses was primarily related to two significant one-time charges in the fourth quarter of 2021: (i) a $2.7 million write-off of deferred issuance costs related to the payoff of our existing long-term debt in connection with the debt refinancing, and (ii) a $6.9 million accelerated earnout payment related to the 2020 acquisition of the non-controlling interest in Walker & Dunlop Investment Sales. Additional increases were in (i) travel and entertainment due to the overall growth of the Company and lower comparable costs in these areas in the fourth quarter of 2020 due to the pandemic and (ii) professional fees driven primarily by the Alliant acquisition. These increases were partially offset by the write-off in the fourth quarter of 2020 of previously capitalized software implementation costs related to a planned servicing system conversion that was terminated, which had no comparable activity in 2021.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q4 2021	Q4 2020	$ Variance	% Variance
Walker & Dunlop net income	$79,931	$83,099	$(3,168)	(4)%
Adjusted EBITDA	109,667	58,161	51,506	89
Diluted EPS	$2.42	$2.59	$(0.17)	(7)%
Operating margin	27%	34%
Return on equity	23	29

Discussion of Results:

●	The decrease in net income was a result of a 6% decrease in income from operations, driven by the increase in total expenses year over year, partially offset by a lower effective tax rate in the fourth quarter of 2021 compared to the fourth quarter of 2020.
●	The significant increase in adjusted EBITDA was a result of higher origination fees, property sales broker fees, servicing fees and other revenues. These increases were partially offset by increases in personnel expense and other operating expenses.
●	The decrease in operating margin was due primarily to the increase in total expenses outpacing the growth in total revenues year over year.
●	The decrease in return on equity was primarily due to the decrease in Walker & Dunlop net income.

Fourth quarter 2021 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q4 2021	Q4 2020	$ Variance	% Variance
At-risk servicing portfolio (7)	$49,573,263	$44,483,676	$5,089,587	11%
Maximum exposure to at-risk portfolio (8)	10,056,584	9,032,083	1,024,501	11
Defaulted loans	$78,659	$48,481	$30,178	62%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.16%	0.11%
Allowance for risk-sharing	0.13	0.17
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.62%	0.83%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loans added to the portfolio during the past 12 months. As of December 31, 2021, there were two defaulted loans that were provisioned for in 2019 and one loan that was provisioned for in 2021. The two properties that defaulted in 2019 have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	The on-balance sheet interim loan portfolio, which is comprised of loans for which we have full risk of loss, was $235.5 million at December 31, 2021 compared to $295.3 million at December 31, 2020. There was one defaulted loan in our interim loan portfolio at December 31, 2021, which defaulted and was provisioned for in the third quarter of 2020. All other loans in the on-balance sheet interim loan portfolio are current and performing as of December 31, 2021. The interim loan joint venture holds $848.2 million of loans as of December 31, 2021, compared to $484.8 million as of December 31, 2020. We share in a small portion of the risk of loss, and as of December 31, 2021, all loans in the interim loan joint venture are current and performing.

FULL-YEAR 2021 OPERATING RESULTS

YEAR-TO-DATE OPERATING RESULTS AND KEY PERFORMANCE METRICS
(dollars in thousands)	Q4 2021	Q4 2020	$ Variance	% Variance
Debt financing volume	$48,911,120	$34,954,307	$13,956,813	40%
Property sales volume	19,254,697	6,129,739	13,124,958	214
Total transaction volume	$68,165,817	$41,084,046	$27,081,771	66%
Total revenues	1,259,178	1,083,707	175,471	16
Total expenses	907,120	753,441	153,679	20
Net income	$265,762	$246,177	$19,585	8%
Adjusted EBITDA	309,278	215,849	93,429	43
Diluted EPS	$8.15	$7.69	$0.46	6%
Operating margin	28%	30%
Return on equity	21	23

Discussion of Results:

The 16% increase in total revenues was largely driven by:

Significant Increases

●	Origination fees (24%), primarily from the overall increase in debt financing volume;
●	Servicing fees (18%), related to growth in our servicing portfolio and the weighted-average servicing fee of the portfolio;
●	Property sales broker fees (215%), due to the increase in property sales volume; and

Fourth quarter 2021 Earnings Release

●	Other revenues (116%), mostly derived from the additions of fee income from Alliant and Zelman & Associates, with no comparable activity in the prior year. Additionally, prepayment fees increased substantially due to an increase in prepayment activity year over year.

Significant Decreases (partially offsetting the increases noted above)

●	MSR income (20%), largely the result of a decrease in Fannie Mae debt financing volume. The decline in Fannie Mae debt financing volume was largely the result of a Fannie Mae portfolio of over $2 billion originated in 2020, with no comparable activity in 2021;
●	Warehouse interest income (25%), due to decreases in LHFS and LHFI outstanding and net spreads; and
●	Escrow earnings and other interest income (55%), primarily from a year-over-year decline in short-term interest rates, partially offset by an increase in the average balance of escrow accounts outstanding.

The 20% increase in total expenses was primarily driven by:

Significant Increases

●	Personnel expense (29%), primarily due to (i) higher commissions expense resulting from higher origination fees and property sales broker fees and (ii) increased salaries and benefits expenses resulting from a rise in average headcount due to strategic acquisitions and hiring initiatives;
●	Amortization and depreciation costs (24%), largely due to an increase in the average balance of MSRs outstanding year over year; and
●	Other operating expenses (42%), primarily resulting from the previously mentioned one-time costs associated with our debt refinancing and accelerated earnout payment. In addition, the acquisition of Alliant added to our other operating expenses coupled with increases in travel and entertainment, professional fees, marketing costs, and office expenses, all of which are primarily attributable to the overall growth of the Company over the past year and low costs in these areas in 2020 due to the pandemic. These increases were partially offset by the write-off in 2020 of previously capitalized software implementation costs related to a planned servicing system conversation that was terminated, which had no comparable activity in 2021.

Significant Decreases (partially offsetting the increases noted above)

●	Provision (benefit) for credit losses (135%), primarily due to a decrease in the loss rate used for the forecast period to three basis points as of December 31, 2021 from six basis points as of December 31, 2020 principally due to forecasted low unemployment rates. During 2020, we recorded a significant provision expense as a result of the COVID-19 pandemic and its expected impacts on future losses in the at-risk servicing portfolio under the new CECL accounting standard in addition to provision expense for a defaulted interim loan.

Net income for the years ended December 31, 2021 and 2020 was $265.8 million and $246.2 million, respectively. The 8% increase in net income was primarily a result of a 7% increase in income from operations and a reduction in the effective tax rate year over year.

Adjusted EBITDA for the years ended December 31, 2021 and 2020 was $309.3 million and $215.8 million, respectively. The 43% increase was largely driven by the significant increases in origination fees, servicing fees, and property sales broker fees, partially offset by the decreases in escrow earnings and other interest income and warehouse interest income and increases in personnel expenses and other operating expenses.

The decrease in operating margin was due to the increase in total expenses outpacing the growth in total revenues year over year.

The decrease in return on equity was related to an increase in retained earnings as a result of our strong financial performance over the past year, partially offset by the increase in Walker & Dunlop net income and the impact of dividend payments.

Fourth quarter 2021 Earnings Release

CAPITAL SOURCES AND USES

On February 2, 2022, our Board of Directors declared a dividend of $0.60 per share for the first quarter of 2022, a 20% increase from the quarterly dividend declared in 2021. The dividend will be paid on March 10, 2022 to all holders of record of our restricted and unrestricted common stock as of February 22, 2022.

During the first quarter of 2021, our Board of Directors authorized the repurchase of up to $75 million of our outstanding common stock over a one-year period. We have not repurchased any shares of common stock under the 2021 share repurchase program.

On February 2, 2022, our Board of Directors authorized the repurchase of up to $75 million of the Company’s outstanding common stock over the coming one-year period (“2022 Share Repurchase Program”).

Any future purchases made pursuant to the 2022 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

On December 16, 2021, we refinanced our senior secured term loan and increased the aggregate principal amount to $600 million. The debt carries an interest rate of SOFR plus a 10 basis point credit spread adjustment (with a floor of 50 basis points) plus a 225 basis point spread. We used the proceeds from the loan to fund repayment of our existing senior secured term loan and to fund the acquisition of Alliant.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”
(2)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(3)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and WDIP separate accounts.
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(8)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Fourth quarter 2021 Earnings Release

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, February 3, 2022 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_kkSYuskaR72b9mTMnaBVaQ or by dialing +1 408 901 0584, Webinar ID 812 3353 1425, Password 596588. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is the largest provider of capital to the multifamily industry in the United States and the fourth largest lender on all commercial real estate including industrial, office, retail, and hospitality. Walker & Dunlop enables real estate owners and operators to bring their visions of communities — where Americans live, work, shop, and play — to life. The power of our people, premier brand, and industry-leading technology enables us to meet any client need – including financing, research, property sales, valuation, and advisory services. With over 1,000 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune’s Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

Fourth quarter 2021 Earnings Release

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, (4) risks related to our recently completed acquisitions, including our ability to integrate and achieve the expected benefits of such acquisitions, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7272 Wisconsin Avenue, Suite 1300 Bethesda, Maryland 20814

Fourth quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
(in thousands)
Assets
Cash and cash equivalents	$305,635	$318,188	$326,518	$277,277	$321,097
Restricted cash	42,812	34,875	15,842	14,805	19,432
Pledged securities, at fair value	148,996	148,774	146,548	139,570	137,236
Loans held for sale, at fair value	1,811,586	2,711,900	1,718,444	1,048,385	2,449,198
Loans held for investment, net	269,125	233,685	272,033	281,788	360,402
Mortgage servicing rights	953,845	929,825	915,519	909,884	862,813
Goodwill	718,393	333,249	266,465	261,189	248,958
Other intangible assets	151,059	8,454	1,553	1,717	1,880
Derivative assets	37,364	85,486	36,751	58,130	49,786
Receivables, net	212,019	106,228	80,196	59,526	65,735
Other assets, net	397,918	206,198	163,252	151,694	134,438
Total assets	$5,048,752	$5,116,862	$3,943,121	$3,203,965	$4,650,975

Liabilities
Warehouse notes payable	$1,941,572	$2,848,579	$1,823,982	$1,112,340	$2,517,156
Notes payable	740,174	289,763	290,498	291,045	291,593
Allowance for risk-sharing obligations	62,636	61,607	60,329	64,580	75,313
Guaranty obligation, net	47,378	49,060	50,369	51,836	52,306
Deferred tax liabilities	225,240	185,916	185,863	185,606	185,658
Derivative liabilities	6,403	13,263	30,411	9,250	5,066
Performance deposits from borrowers	15,720	28,717	10,374	9,442	14,468
Other liabilities	429,412	256,021	197,800	234,734	313,193
Total liabilities	$3,468,535	$3,732,926	$2,649,626	$1,958,833	$3,454,753

Stockholders' Equity
Common stock	$320	$312	$310	$310	$307
Additional paid-in capital	393,022	271,562	255,676	248,069	241,004
Accumulated other comprehensive income (loss)	2,558	2,737	2,578	1,810	1,968
Retained earnings	1,154,252	1,090,506	1,034,931	994,943	952,943
Total stockholders’ equity	$1,550,152	$1,365,117	$1,293,495	$1,245,132	$1,196,222
Noncontrolling interests	30,065	18,819	—	—	—
Total equity	$1,580,217	$1,383,936	$1,293,495	$1,245,132	$1,196,222
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$5,048,752	$5,116,862	$3,943,121	$3,203,965	$4,650,975

Fourth quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share amounts)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	2021	2020
Revenues
Loan origination and debt brokerage fees, net	$139,421	$123,242	$107,472	$75,879	$120,956	$446,014	$359,061
Fair value of expected net cash flows from servicing, net ("MSR income")	77,879	89,482	61,849	57,935	121,566	287,145	358,000
Servicing fees	72,808	70,628	69,052	65,978	63,240	278,466	235,801
Property sales broker fees	54,808	33,677	22,454	9,042	18,180	119,981	38,108
Net warehouse interest income	7,340	5,583	4,630	4,555	6,872	22,108	29,326
Escrow earnings and other interest income	2,178	2,032	1,823	2,117	2,566	8,150	18,255
Other revenues	52,755	21,646	14,131	8,782	16,329	97,314	45,156
Total revenues	$407,189	$346,290	$281,411	$224,288	$349,709	$1,259,178	$1,083,707

Expenses
Personnel	$195,670	$170,181	$141,421	$96,215	$157,826	$603,487	$468,819
Amortization and depreciation	61,405	53,498	48,510	46,871	45,013	210,284	169,011
Provision (benefit) for credit losses	1,093	1,266	(4,326)	(11,320)	5,450	(13,287)	37,479
Interest expense on corporate debt	2,690	1,766	1,760	1,765	1,826	7,981	8,550
Other operating expenses	36,484	24,836	19,748	17,587	22,258	98,655	69,582
Total expenses	$297,342	$251,547	$207,113	$151,118	$232,373	$907,120	$753,441
Income from operations	$109,847	$94,743	$74,298	$73,170	$117,336	$352,058	$330,266
Income tax expense	30,117	22,953	18,240	15,118	34,237	86,428	84,313
Net income before noncontrolling interests	$79,730	$71,790	$56,058	$58,052	$83,099	$265,630	$245,953
Less: net income (loss) from noncontrolling interests	(201)	69	—	—	—	(132)	(224)
Walker & Dunlop net income	$79,931	$71,721	$56,058	$58,052	$83,099	$265,762	$246,177
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	(179)	159	768	(158)	500	590	1,231
Walker & Dunlop comprehensive income	$79,752	$71,880	$56,826	$57,894	$83,599	$266,352	$247,408

Basic earnings per share	$2.46	$2.23	$1.75	$1.82	$2.63	$8.27	$7.85
Diluted earnings per share	2.42	2.21	1.73	1.79	2.59	8.15	7.69
Cash dividends paid per common share	0.50	0.50	0.50	0.50	0.36	2.00	1.44

Basic weighted-average shares outstanding	31,343	31,064	31,019	30,823	30,635	31,081	30,444
Diluted weighted-average shares outstanding	31,956	31,459	31,370	31,276	31,227	31,533	31,083

Fourth quarter 2021 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Years ended
						December 31,
(dollars in thousands, except per share data)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	2021	2020
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$2,585,100	$3,271,765	$1,911,976	$1,533,024	$3,891,649	$9,301,865	$12,803,046
Freddie Mac	1,546,883	2,591,906	1,003,319	1,012,720	2,685,359	6,154,828	8,588,748
Ginnie Mae - HUD	523,899	522,093	672,574	622,133	844,221	2,340,699	2,212,538
Brokered (1)	12,684,294	6,402,862	6,280,578	4,302,492	3,768,689	29,670,226	10,969,615
Principal Lending and Investing (2)	474,873	472,142	318,237	178,250	152,831	1,443,502	380,360
Total Debt Financing Volume	$17,815,049	$13,260,768	$10,186,684	$7,648,619	$11,342,749	$48,911,120	$34,954,307
Property Sales Volume	9,287,312	5,230,093	3,341,532	1,395,760	2,846,276	19,254,697	6,129,739
Total Transaction Volume	$27,102,361	$18,490,861	$13,528,216	$9,044,379	$14,189,025	$68,165,817	$41,084,046

Key Performance Metrics:
Operating margin	27%	27%	26%	33%	34%	28%	30%
Return on equity	23	22	18	19	29	21	23
Walker & Dunlop net income	$79,931	$71,721	$56,058	$58,052	$83,099	$265,762	$246,177
Adjusted EBITDA (3)	109,667	72,430	66,514	60,667	58,161	309,278	215,849
Diluted EPS	2.42	2.21	1.73	1.79	2.59	8.15	7.69

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	48%	49%	50%	43%	45%	48%	43%
Other operating expenses	9	7	7	8	6	8	6
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee margin (4)	0.80%	0.95%	1.07%	1.02%	1.08%	0.93%	1.04%
MSR margin (5)	0.45	0.70	0.63	0.78	1.09	0.60	1.04
Agency MSR margin (6)	1.67	1.40	1.72	1.83	1.64	1.61	1.52

Other Data:
Market capitalization at period end	$4,835,508	$3,540,501	$3,239,332	$3,182,606	$2,822,970
Closing share price at period end	$150.88	$113.50	$104.38	$102.74	$92.02
Average headcount	1,128	1,084	1,027	974	928

Components of Servicing Portfolio (end of period):
Fannie Mae	$53,401,457	$52,317,953	$51,077,660	$50,113,076	$48,818,185
Freddie Mac	37,138,836	38,039,014	37,887,969	37,695,462	37,072,587
Ginnie Mae - HUD	9,889,289	9,894,893	9,904,246	9,754,667	9,606,506
Brokered (7)	15,035,439	13,429,801	13,129,969	12,090,825	11,419,372
Principal Lending and Investing (8)	235,543	238,713	276,738	213,240	295,322
Total Servicing Portfolio	$115,700,564	$113,920,374	$112,276,582	$109,867,270	$107,211,972
Assets under management (9)	16,437,865	2,309,332	1,801,577	1,836,086	1,816,421
Total Managed Portfolio	$132,138,429	$116,229,706	$114,078,159	$111,703,356	$109,028,393

Key Servicing Portfolio Metrics:
Custodial escrow account balance (in billions)	$3.7	$3.0	$3.0	$2.5	$3.1
Weighted-average servicing fee rate (basis points)	24.9	24.6	24.5	24.3	24.0
Weighted-average remaining servicing portfolio term (years)	9.2	9.2	9.2	9.2	9.4

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Alliant & WDIP assets under management and interim loans serviced for our interim loan joint venture.

Fourth quarter 2021 Earnings Release

KEY CREDIT METRICS

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2021	2021	2021	2021	2020
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$45,581,476	$44,069,885	$42,444,569	$41,152,790	$39,835,534
Fannie Mae Modified Risk	7,807,853	8,235,475	8,617,020	8,941,234	8,948,472
Freddie Mac Modified Risk	33,195	36,883	36,894	37,006	37,018
Total risk-sharing servicing portfolio	$53,422,524	$52,342,243	$51,098,483	$50,131,030	$48,821,024

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$12,127	$12,593	$16,071	$19,052	$34,180
Freddie Mac No Risk	37,105,641	38,002,131	37,851,075	37,658,456	37,035,568
GNMA - HUD No Risk	9,889,289	9,894,893	9,904,246	9,754,667	9,606,506
Brokered	15,035,438	13,429,801	13,129,969	12,090,825	11,419,372
Total non-risk-sharing servicing portfolio	$62,042,495	$61,339,418	$60,901,361	$59,523,000	$58,095,626
Total loans serviced for others	$115,465,019	$113,681,661	$111,999,844	$109,654,030	$106,916,650
Interim loans (full risk) servicing portfolio	235,543	238,713	276,738	213,240	295,322
Total servicing portfolio unpaid principal balance	$115,700,562	$113,920,374	$112,276,582	$109,867,270	$107,211,972

Interim Loan Joint Venture Managed Loans (1)	$848,196	$918,518	$629,532	$660,999	$558,161

At-risk servicing portfolio (2)	$49,573,263	$48,209,532	$46,866,767	$45,796,952	$44,483,676
Maximum exposure to at-risk portfolio (3)	10,056,584	9,784,054	9,517,609	9,304,440	9,032,083
Defaulted loans	78,659	48,481	48,481	48,481	48,481

Defaulted loans as a percentage of the at-risk portfolio	0.16%	0.10%	0.10%	0.11%	0.11%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.13	0.13	0.13	0.14	0.17
Allowance for risk-sharing as a percentage of maximum exposure	0.62	0.63	0.63	0.69	0.83

(1)	Includes $73.3 million as of March 31, 2021 and December 31, 2020 of loans managed directly for our interim loan joint venture partner in addition to interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Fourth quarter 2021 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands)	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020	2021	2020
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$79,931	$71,721	$56,058	$58,052	$83,099	$265,762	$246,177
Income tax expense	30,117	22,953	18,240	15,118	34,237	86,428	84,313
Interest expense on corporate debt	2,690	1,766	1,760	1,765	1,826	7,981	8,550
Amortization and depreciation	61,405	53,498	48,510	46,871	45,013	210,284	169,011
Provision (benefit) for credit losses	1,093	1,266	(4,326)	(11,320)	5,450	(13,287)	37,479
Net write-offs	—	—	—	—	—	—	—
Stock-based compensation expense	9,637	10,708	8,121	8,116	10,102	36,582	28,319
Unamortized issuance costs from corporate debt retirement	2,673	—	—	—	—	2,673	—
Fair value of expected net cash flows from servicing, net	(77,879)	(89,482)	(61,849)	(57,935)	(121,566)	(287,145)	(358,000)
Adjusted EBITDA	$109,667	$72,430	$66,514	$60,667	$58,161	$309,278	$215,849